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                                                                   Exhibit (h-2)

                                  AMENDMENT TO
                            ADMINISTRATION AGREEMENT

         AMENDMENT made as of this 1st day of January, 2004, between PACIFIC CAPITAL FUNDS (the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS FUND SERVICES OHIO, INC. ("BISYS"), an Ohio corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, to that certain Administration Agreement dated February 1, 2002, under which BISYS performs certain administration services for the Trust (the "Agreement"). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

         WHEREAS, the Agreement provides that BISYS shall perform such additional services as are mutually agreed upon in writing by the parties;

         WHEREAS, the Trust desires that BISYS perform certain additional services for the Trust related to legal and regulatory services;

         WHEREAS, BISYS is willing to perform the services enumerated in this Amendment on the terms and conditions set forth in this Amendment; and

         WHEREAS, BISYS and the Trust wish to enter into this Amendment to the Agreement in order to set forth the terms under which BISYS will perform the services enumerated herein on behalf of the Trust.

         NOW, THEREFORE, in consideration of the covenants herein contained, the Trust and BISYS hereby agree as follows:

         1. Duties and Responsibilities. In addition to those duties and responsibilities of BISYS pursuant to the Agreement provide the following
Services:

         (a) prepare (i) the annual update to the Trust's registration statement on Form N-1A and (ii) other amendments (except for adding additional Funds) to the Trust's registration statement and supplements to its Prospectus and Statement of Additional Information, and (iii) submit the same for review by the Trust and its counsel, and file any of the foregoing with the Securities and Exchange Commission (the "SEC" or "Commission");

         (b) In addition to the responsibilities set forth in Item (a) above, review prospectuses, prospectus supplements, statements of additional information, other registration statement materials and proxy materials prepared by Trust counsel and coordinate the filing of such documents with the SEC, and review for compliance with applicable rules/forms;

         (c) Prepare, coordinate and facilitate execution of Trust agreements with primary service providers and submit the same for review by the Trust and its counsel;

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         (d)      Prepare and revise Trust policies and procedures and submit the same for review by the Trust and its counsel;

         (e) Prepare amendments to Declaration of Trust and submit the same for review by the Trust and its counsel; and file such amendments with the State;

         (f) Prepare, coordinate and facilitate distribution of trustee/officer questionnaires, submit the same for review by the Trust and its counsel, and respond to trustees/officers questions relating thereto;

         (g) Provide assistance and guidance to the Trust with respect to matters governed by or related to regulatory requirements and developments including: monitoring regulatory and legislative developments which may effect the Trust, and assisting in strategic planning in response thereto; assisting the Trust in responding to and providing documents for routine regulatory examinations or investigations; and working closely with counsel to the Trust in response to such routine or non-routine regulatory matters;

         (h) Assist the Trust in preparing for Board meetings by (i) coordinating Board book preparation, production and distribution, (ii) subject to review and approval by the Trust and its counsel, preparing Board agendas, resolutions and minutes, (iii) preparing the relevant sections of the Board materials pertaining to the responsibilities of BISYS, (iv) assisting and coordinating special materials related to annual contract approvals and approval of rule 12b-1 plans and related matters, (v) overseeing and coordinating payment of Director compensation, and (vi) performing such other Board meeting functions as agreed by the parties; and

         (i) Provide proxy support services by (i) coordinating proxy solutions and (ii) attending shareholder meetings and recording the minutes.

         2. Fees

         In addition to all fees, expenses and miscellaneous fees or charges provided for under the Agreement, BISYS shall be entitled to receive from the Trust the annual sum of $60,000, payable monthly. If additional Funds are added to the Trust, BISYS shall receive an additional $3,000 per annum for each additional Fund in excess of 12 Funds.

         3. Effective Date. BISYS shall commence performing the Services set forth in this Amendment on January 1, 2004.

         4. Miscellaneous

         (a) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of

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the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

         (b) Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect (including, without limitation, the term of the Agreement). No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

         (c) Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

         (d) This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

                                    * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

                                            PACIFIC CAPITAL FUNDS

                                            By: /s/ Andrew P. Spencer
                                                --------------------------------
                                            Name: Andrew P. Spencer
                                            Title: Executive Vice President

                                            BISYS FUND SERVICES OHIO, INC.

                                            By: /s/ Fred Naddaff
                                                --------------------------------
                                            Name:  Fred Naddaff
                                            Title: President

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